Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2015 Omnibus Incentive Compensation Plan of Gannett Co., Inc. of our reports dated February 22, 2017, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting of Gannett Co., Inc. included in its Annual Report (Form 10-K) for the year ended December 25, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Tysons, Virginia

May 11, 2017